Exhibit 10.1

EXCLUSIVE DISTRIBUTOR AGREEMENT

THIS EXCLUSIVE DISTRIBUTORSHIP AGREEMENT (this "Agreement") is made and effective this August 25, 2014, by and between Stevia First Corp., a Nevada corporation ("Distributor") and Qualipride International Inc., a Chinese company domiciled at 93-1 Xinjian Middle Road, Zhoucun, Zibo, Shandong 255300, China (“Qualipride International” or "Supplier"). Supplier desires to appoint Distributor, and Distributor desires to accept appointment, as an exclusive international distributor of Supplier's products within a defined area and time period as set forth herein.

Therefore, in consideration of the mutual agreements and promises set forth herein, it is agreed:

1. RIGHTS GRANTED

Supplier hereby grants to Distributor the exclusive right, on the terms and conditions set forth herein, to purchase, inventory, promote and resell "Supplier's Products" (as defined below) in the entire world (the "Territory”), except as otherwise agreed in writing.

Supplier may not sell any Supplier’s Products to any other company, except as otherwise agreed in writing. Both Supplier and Distributor agree that any violation of this section would cause irreparable harm to the Distributor. Accordingly, Distributor shall have the right to obtain an immediate injunction, without the need to post a bond or other security, against any breach or threatened breach of this section, as well as the right to pursue any other remedy available at law or equity. For purposes of this section, Supplier and Distributor agree that any dispute related to this section may be brought in the courts of the Peoples’ Republic of China.

2. PRODUCTS

The term "Supplier's Products," in this Agreement, shall mean all stevia products, including stevia seed, stevia leaf, and any other stevia germplasm, along with purified stevia extract of varying grades and purities, including but not limited to ones that contain total steviol glycosides greater than 95% (“TSG95”), Reb A greater than 80% pure (“RA80”), and Reb A greater than 97% pure (“RA97”).

3. TERMS OF SALE

All sales of Supplier's Products to Distributor shall be made pursuant to this Agreement at factory direct pricing, where Distributor will offer goods for sale to Supplier at the same price and same commercial terms as are available to Supplier from the original equipment manufacturer or producer (the “OEM” and the pricing and commercial terms being the “OEM Pricing”). Supplier shall provide Distributor with an invoice or contract documenting the name of the OEM provider and the OEM Pricing.

Supplier shall notify Distributor of any related party transaction or conflict-of-interest, whether real or perceived, between Supplier and any OEM provider.

In addition to payment to Supplier for the Supplier’s Products at the OEM Pricing, Distributor shall pay directly for handling costs estimated at 1.5% of each order’s total cost, and pay Supplier a sales commission equal to 5% of net sales (the “Supplier Commission”) upon receipt of payment for Supplier’s Products by the end customer. The Supplier Commission shall be reduced by any available additional rebates, refunds, or incentives available to Distributor for sale of the Supplier’s Products, or other similar incentives as may be determined and agreed by Supplier and Distributor in writing.

4. PAYMENT FOR GOODS

Distributor shall pay all charges due hereunder within thirty (30) days after the date of Supplier's invoice, or as otherwise agreed to between Supplier and Distributor. Payment shall be made as shown on the invoice.

5. MARKETING POLICIES

Distributor will promote effectively the sale of Supplier's Products in the Territory. Distributor is authorized to enter into written agreements with its dealers relating to the purchase, resale and service of Supplier's Products on forms approved by Supplier for this purpose. The risk of collection from dealers, however, is entirely the risk undertaken by the Distributor.

6. CUSTOMER LIST AND NOTICE

Supplier agrees to sell, convey, assign, deliver and transfer to Distributor the Customer List, representing all of Supplier’s current customers, previously disclosed by Supplier to Distributor (the “Customer List"). Upon entry into this Agreement, within 10 days, Supplier and Distributor will together send a letter to the appropriate contacts from each company on the Customer List.

7. DISTRIBUTOR'S GENERAL DUTIES

Distributor shall hire sales personnel or appoint representatives to introduce, promote, market and sell Supplier's Products in the Territory. Distributor shall adequately train such personnel and/or representatives. Distributor shall employ sufficient numbers of sales personnel and/or representatives to market Supplier's Products in the Territory, and shall seek to obtain large volume orders for Supplier’s Products using reasonable best efforts.

In addition, Distributor shall file a Generally Recognized As Safe (“GRAS”) Notice in the United States within 12 months of the Effective Date of this Agreement for at least one of Supplier’s Products. This regulatory action is intended to enable direct sales of Supplier’s Products to major multinational customers that require a public GRAS Notice and review by the U.S. Food & Drug Administration (“US FDA”).

8. PUBLIC NOTICE

Following entry into this Agreement, both Supplier and Distributor will acknowledge this Agreement on their respective web sites and within a jointly-issued press release.

9. WARRANTY POLICIES

If any of Supplier's Products are proven to have been defective at time of sale to Distributor, including stevia extracts that do not meet Food Chemicals Codex (‘FCC”) or Joint FAO/WHO Expert Committee on Food Additives (“JECFA”) standards for product purity and quality, or products that do not meet the written specifications provided in advance prior to their order from Supplier by Distributor. Distributor, at their sole election, may return the defective product to Supplier without payment.

10. INDEMNIFICATION

A. Supplier agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in any of Supplier's Products existing at the time such product is sold by Supplier to Distributor, provided that Distributor gives Supplier immediate notice of any such loss or claim and cooperates fully with Supplier in the handling thereof.

B. Distributor agrees to protect Supplier and hold Supplier harmless from any loss or claim arising out of the negligence of Distributor, Distributor's agents, employees or representatives in the installation, use, sale or servicing of Supplier's Products or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Supplier's Products that exceeds Supplier's limited warranty. Further, in the event that any of Distributor's dealers shall, with respect to any of Supplier's Products purchased from Distributor, fail to discharge the dealer's obligations to the original consumer pursuant to the terms and conditions of Supplier's product warranty and consumer service policies, Distributor agrees to discharge promptly such unfulfilled obligations.

11. ORDER PROCESSING AND RETURNS

A. Supplier will employ its best efforts to fill Distributor's orders promptly on acceptance.

B. Except for Supplier's products that are defective at the time of sale to Distributor, Supplier shall not be obligated to accept any of Supplier's Products that are returned.

12. FINANCIAL POLICIES

Distributor acknowledges the importance to Supplier of Distributor's sound financial operation and Distributor expressly agrees that it will pay promptly all amounts due Supplier in accordance with terms of sale extended by Supplier from time to time. In addition to any other right or remedy to which Supplier may be entitled, shipments may be suspended at Supplier's discretion in the event that Distributor fails to promptly and faithfully discharge each and every obligation in this Section.

13. USE OF OTHER’S NAME

Neither party will use, authorize or permit the use of, the name or any other trademark or trade name owned by the other party as part of its firm, corporate or business name in any way without prior written consent, except that Distributor may utilize Supplier's name, trademarks and logos in advertising, on stationery and business cards, on its website, within press releases, or within public disclosures as may be required by U.S. securities regulations.

14. TERM AND TERMINATION

Supplier may terminate this Agreement upon notice to Distributor if: (1) Distributor fails to file for a U.S. GRAS notice for at least one of Supplier’s Products within 12 months; or (2) Distributor fails to make timely payment of invoices and does not cure this breach within 45 days.

On termination of this Agreement, Distributor shall cease to be an authorized distributor. All amounts owing by Distributor to Supplier shall, notwithstanding prior terms of sale, become immediately due and payable. All unshipped orders shall be cancelled without liability of either party to the other.

15. NOTICES

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or recognized overnight services such as Federal Express.

If to Supplier: Qualipride International, 93-1 Xinjian Middle Road, Zhoucun, Zibo, Shandong 255300.

If to Distributor: Stevia First Corp., 5225 Carlson Road, Yuba City, California 95993 USA.

16. NO WAIVER

The waiver or failure of either party to exercise in any respect any right provided in this Agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

17. ENTIRETY OF AGREEMENT

The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein. No change can be made to this Agreement other than in writing and signed by both parties.

All parties to this Agreement acknowledge that this Agreement has been drafted in English and that English is the first language, but that an official Chinese translation will also be obtained by an independent party after its execution.

18. GOVERNING LAW

This Agreement shall be construed and enforced according to the laws of the People’s Republic of China and any dispute under this Agreement must be brought in the People’s Republic of China. All parties hereto acknowledge that no party hereto shall be required to submit to any arbitration or mediation prior to filing suit for any breach of this Agreement. English will be the ruling language for this Agreement although a version of the Agreement will be translated into Chinese by an independent third party.

19. HEADINGS IN THIS AGREEMENT

The headings in this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

20. SEVERABILITY

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representative.

[SIGNATURE PAGE TO FOLLOW]

QUALIPRIDE INTERNATIONAL

/s/ Dong Yuejin

By: Dong Yuejin

STEVIA FIRST CORP.

/s Robert Brooke

By: /s/ Robert Brooke